Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, January 26, 2015	James A. Graner (612) 623-6635 Media Contact: Bryce Hallowell (612) 623-6679

Graco Reports Record Annual Sales and Earnings

MINNEAPOLIS, MN (January 26, 2015) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended December 26, 2014.

Summary

$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 26,	Dec 27,	%	Dec 26,	Dec 27,	%
	2014	2013	Change	2014	2013	Change
Net Sales	$306.0	$271.9	13%	$1,221.1	$1,104.0	11%
Operating Earnings	69.5	63.3	10%	308.9	279.8	10%
Net Earnings	49.0	44.7	10%	225.6	210.8	7%
Diluted Net Earnings per Common Share	$0.80	$0.71	13%	$3.65	$3.36	9%

•	Fourth quarter and year-to-date sales increased in all reportable segments and regions, including double-digit percentage growth in the Americas.

•	Changes in currency translation rates reduced sales by approximately $8 million for the quarter and $3 million for the year, and decreased net earnings by approximately $3 million for the quarter and $2 million for the year.

•	Gross margin rates remained strong at 54 percent for the quarter and 55 percent for the year, down slightly compared to comparable periods last year.

•	Expenses of acquired operations and spending on regional and product growth initiatives accounted for approximately 75 percent of the increase in total operating expenses for both the quarter and the year-to-date.

•	Costs and expenses related to acquisitions and divestitures were approximately $5 million in the fourth quarter, including $2 million of purchase accounting inventory step-up and $3 million of acquisition and divestiture costs.

•	Changes in the effective income tax rate reflect renewals of the federal R&D credit in the fourth quarter of 2014 and in the first quarter of 2013.

“An outstanding effort by Graco’s employees and channel partners around the world resulted in strong financial performance throughout the year, with the Company posting a new record in annual sales and the fourteenth consecutive quarter of record quarterly sales,” said Patrick J. McHale, Graco’s President and Chief Executive Officer. “In the fourth quarter, the Company achieved double-digit growth on a constant currency basis in every reportable segment and region, with the exception of the Asia Pacific region which grew at a high single digit pace. Also on a constant currency basis, fourth quarter sales grew double digits organically, the strongest quarterly organic growth performance of the year and reflecting solid contributions from nearly every product category and geography within Graco. Although currencies were a headwind in the fourth quarter and the Company continued to invest in regional and product expansion throughout the year, Graco achieved record earnings for the second consecutive year.”

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Consolidated Results

Sales for the quarter increased 13 percent, including increases of 18 percent in the Americas, 8 percent in EMEA (14 percent at consistent translation rates) and 5 percent in Asia Pacific (8 percent at consistent translation rates). For the year, sales increased 11 percent, including increases of 15 percent in the Americas, 8 percent in EMEA and 3 percent in Asia Pacific. Sales from acquired operations totaled $15 million for the quarter and $41 million for the year, contributing 5 percentage points of the growth for the quarter and 4 percentage points of the growth for the year.

Gross profit margin, expressed as a percentage of sales, was 54 percent for the quarter and 55 percent for the year, slightly lower than the comparable periods of last year due to the effects of purchase accounting ($2 million for the quarter and $2 1/2 million for the year) and lower margins from acquired operations.

Operating expenses for the quarter increased $11 million, including $7 million from acquired operations. For the year, operating expenses increased $30 million, including $15 million from acquired operations. Spending related to regional and product expansion totaled $2 million for the quarter and $8 million for the year.

Other expense (income) included dividends received from the Liquid Finishing businesses that are held separate from the Company’s other businesses. These dividends totaled $4 million for the quarter and $28 million for the year, consistent with the comparable periods last year.

The effective income tax rate for the quarter was 27 percent, down from 28 1/2 percent last year. The decrease reflected the full-year 2014 effect of the federal R&D credit that was reinstated in the fourth quarter, partially offset by the effect of a reduction in foreign earnings taxed at lower rates. The effective rate for the year was 28 1/2 percent, up from 27 percent last year. Last year’s effective rate was lower primarily because it included two years of federal R&D credit as the credit was reinstated in the first quarter of 2013 retroactive to the beginning of 2012.

Segment Results

Certain measures of performance by segment are summarized below:

	Quarter			Year
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication
Net sales (in millions)	$194.9	$80.1	$30.9	$727.4	$375.6	$118.2
Net sales percentage change from last year	13%	9%	16%	12%	10%	8%
Operating earnings as a percentage of net sales
2014	30%	15%	21%	31%	22%	22%
2013	32%	13%	20%	32%	21%	21%

Industrial segment sales increased 13 percent for the quarter (17 percent at consistent translation rates) and 12 percent for the year. Sales for the quarter increased 22 percent in the Americas, 11 percent in EMEA (17 percent at consistent translation rates) and 3 percent in Asia Pacific (6 percent at consistent translation rates). Sales for the year increased 18 percent in the Americas, 9 percent in EMEA and 3 percent in Asia Pacific. Results for 2014 included the operations of EcoQuip, acquired at the end of 2013, QED Environmental Systems, acquired at the beginning of fiscal 2014, and Alco Valves Group, acquired at the beginning of the fourth quarter. Acquired operations contributed $15 million (9 percentage points of growth) to sales in this segment for the quarter and $41 million (6 percentage points of growth) for the year. Operating margin rates for the quarter and year decreased compared to last year

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due to lower margins on acquired operations, including the impact of acquisition-related inventory valuation adjustments and spending on regional and product expansion.

Contractor segment sales increased 9 percent for the quarter (11 percent at consistent translation rates) and 10 percent for the year. Sales for the quarter increased 12 percent in the Americas, were flat in EMEA (up 6 percent at consistent translation rates), and increased 11 percent in Asia Pacific (14 percent at consistent translation rates). For the year, sales increased 12 percent in the Americas, 5 percent in EMEA and 3 percent in Asia Pacific. Higher sales and the leverage on expenses drove improvements in operating earnings as a percentage of sales.

Lubrication segment sales increased 16 percent (18 percent at consistent translation rates) for the quarter and 8 percent for the year. Sales for the quarter increased 21 percent in the Americas, decreased 10 percent in EMEA (5 percent at consistent translation rates), and increased 9 percent in Asia Pacific (13 percent at consistent translation rates). For the year, sales increased 13 percent in the Americas and decreased 1 percent in EMEA and 7 percent in Asia Pacific. Higher sales volume and expense leverage led to higher operating margin rates in the Lubrication segment.

Acquisitions and Divestitures

In April 2012, the Company completed the purchase of the finishing businesses of Illinois Tool Works Inc. The acquisition included Powder Finishing and Liquid Finishing equipment operations, technologies and brands. Results of the Powder Finishing business have been included in the Industrial segment since the date of acquisition. Pursuant to a March 2012 order, the Liquid Finishing businesses were to be held separate from the rest of Graco’s businesses while the United States Federal Trade Commission (“FTC”) considered a settlement with Graco and determined which portions of the Liquid Finishing business Graco must divest.

The FTC approved a final decision and order that became effective on October 9, 2014. Pursuant to the final order, Graco must sell the Liquid Finishing business assets within 180 days of the effective date. Graco will continue to hold the Liquid Finishing businesses separate and maintain them as viable and competitive until a sale process is complete. The Liquid Finishing business assets are held as a cost-method investment on Graco’s balance sheet, and income is recognized based on dividends received from current earnings. Once the Company completes the sale of its investment, there will be no further dividends from Liquid Finishing.

On October 8, 2014, the Company announced it had signed a definitive agreement to sell the Liquid Finishing business assets for $590 million cash, subject to regulatory approval and other customary closing conditions. The sale transaction is expected to close in the first half of 2015, in compliance with the FTC’s final decision and order.

On October 1, 2014, the Company acquired the stock of Alco Valves Group (Alco) for £72 million cash. Alco is a United Kingdom (U.K.) based manufacturer of high quality, high pressure valves used in the oil and natural gas industry and in other industrial processes. Results of Alco operations, including $6 million of sales, were included in the Company’s Industrial segment starting from the date of acquisition. In December 2014, the Company acquired the assets of Geo Blaster Equipment Sales & Service Inc., a manufacturer of wet abrasive blasting equipment for coating removal and surface preparation.

In fiscal January 2015, the Company completed the acquisitions of:

•	High Pressure Equipment company (HiP) for $160 million. HiP designs and manufactures valves, fittings and other flow control equipment engineered to perform in ultra-high pressure environments.

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•	White Knight Fluid Handling, a manufacturer of high purity, metal free pumps used in the production process of manufacturing semiconductors, solar panels, LED flat panel displays and various other electronics.
•	Multimaq-Pistolas e Equipamentos Para Pintura Ltda. (Multimaq), a manufacturer and distributor of finishing products in the Brazilian market.

Strategic acquisitions support the Company’s growth plans to expand into new markets and geographies.

Outlook

“Worldwide demand levels were resilient throughout 2014,” stated McHale. “As we enter 2015, we expect demand levels to continue to be supportive of growth in every reportable segment and geography, although currency fluctuations and ongoing geopolitical instability remain a concern. Our long-term growth initiatives continue to be our priority, providing a cornerstone for our mid-single digit organic growth expectations for the first quarter and full year 2015. Acquisitions completed in recent months are expected to add approximately 5 percentage points to the Company’s sales growth in 2015 and, as disclosed previously, provide earnings accretion of 13 to 15 cents per share for the full year before purchase accounting and transaction costs. At current exchange rates, unfavorable movement in foreign currencies would be a headwind of approximately 4 percent on sales and 10 percent on earnings in 2015.”

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, our Form 10-Qs and Form 8-Ks, and other disclosures, including our 2013 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: our Company’s growth strategies, which include making acquisitions, investing in new products, expanding geographically and targeting new industries; whether we are able to effectively complete a divestiture of the acquired Liquid Finishing businesses, which has not been completed and remains subject to FTC approval; economic conditions in the United States and other major world economies; changes in currency translation rates; changes in laws and regulations; compliance with anti-corruption laws; new entrants who copy our products or infringe on our intellectual property; risks incident to conducting business internationally; the ability to meet our customers’ needs and changes in product demand; supply interruptions or delays; security breaches; political instability; results of and costs associated with, litigation, administrative proceedings and regulatory reviews incident to our business; the possibility of decline in purchases from few large customers of the Contractor segment; variations in activity in the construction and automotive industries; and natural disasters. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2013 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com/ir and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers

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are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

Investors should realize that factors other than those identified above and in Item 1A might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, January 27, 2015, at 11:00 a.m. ET, to discuss Graco’s fourth quarter and year-end results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on January 27, 2015, by dialing 888-203-1112, Conference ID #2880728, if calling within the U.S. or Canada. The dial-in number for international participants is 719-457-0820, with the same Conference ID #. The replay by telephone will be available through January 31, 2015.

About Graco

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
(in thousands, except per share amounts)	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2014	2013	2014	2013
Net Sales	$306,005	$271,923	$1,221,130	$1,104,024
Cost of products sold	141,245	124,724	554,394	496,569

Gross Profit	164,760	147,199	666,736	607,455
Product development	13,897	14,032	54,246	51,428
Selling, marketing and distribution	51,440	45,646	194,751	177,853
General and administrative	29,958	24,192	108,814	98,405

Operating Earnings	69,465	63,329	308,925	279,769
Interest expense	4,903	4,310	18,733	18,147
Other expense (income), net	(2,479)	(3,529)	(24,881)	(27,200)

Earnings Before Income Taxes	67,041	62,548	315,073	288,822
Income taxes	18,000	17,800	89,500	78,000

Net Earnings	$49,041	$44,748	$225,573	$210,822

Net Earnings per Common Share
Basic	$0.83	$0.73	$3.75	$3.44
Diluted	$0.80	$0.71	$3.65	$3.36

Weighted Average Number of Shares
Basic	59,388	61,148	60,148	61,203
Diluted	60,973	62,917	61,745	62,790

Segment Information (Unaudited)
	Quarter Ended		Year Ended
	Dec 26,	Dec 27,	Dec 26,	Dec 27,
	2014	2013	2014	2013
Net Sales
Industrial	$194,949	$171,844	$727,389	$652,344
Contractor	80,133	73,478	375,574	342,546
Lubrication	30,923	26,601	118,167	109,134

Total	$306,005	$271,923	$1,221,130	$1,104,024

Operating Earnings
Industrial	$57,600	$55,087	$225,337	$211,265
Contractor	11,995	9,875	81,892	72,245
Lubrication	6,600	5,227	26,403	22,512
Unallocated Corporate expenses	(6,730)	(6,860)	(24,707)	(26,253)

Total	$69,465	$63,329	$308,925	$279,769

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GRACO INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In thousands)

	Dec 26,	Dec 27,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$23,656	$19,756
Accounts receivable, less allowances of $8,100 and $6,300	214,944	183,293
Inventories	159,797	133,787
Deferred income taxes	19,969	18,827
Investment in businesses held separate	421,767	422,297
Other current assets	19,374	14,633

Total current assets	859,507	792,593

Property, Plant and Equipment
Cost	433,751	407,887
Accumulated depreciation	(272,521)	(256,170)

Property, plant and equipment, net	161,230	151,717

Goodwill	292,574	189,967
Other Intangible Assets, net	176,278	147,940
Deferred Income Taxes	28,982	20,366
Other Assets	26,207	24,645

Total Assets	$1,544,778	$1,327,228

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$5,016	$9,584
Trade accounts payable	39,306	34,282
Salaries and incentives	40,775	38,939
Dividends payable	17,790	16,881
Other current liabilities	71,593	69,167

Total current liabilities	174,480	168,853

Long-term Debt	615,000	408,370
Retirement Benefits and Deferred Compensation	136,812	94,705
Deferred Income Taxes	22,454	20,935

Shareholders’ Equity
Common stock	59,199	61,003
Additional paid-in-capital	384,704	347,058
Retained earnings	252,865	272,653
Accumulated other comprehensive income (loss)	(100,736)	(46,349)

Total shareholders’ equity	596,032	634,365

Total Liabilities and Shareholders’ Equity	$1,544,778	$1,327,228

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GRACO INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Year Ended
	Dec 26,	Dec 27,
	2014	2013
Cash Flows From Operating Activities
Net Earnings	$225,573	$210,822
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	35,515	37,316
Deferred income taxes	329	(1,715)
Share-based compensation	17,249	16,545
Excess tax benefit related to share-based payment arrangements	(6,634)	(8,347)
Change in
Accounts receivable	(26,557)	(11,880)
Inventories	(15,079)	(10,186)
Trade accounts payable	450	2,436
Salaries and incentives	1,520	2,022
Retirement benefits and deferred compensation	5,052	3,629
Other accrued liabilities	6,151	5,556
Other	(2,314)	(3,143)

Net cash provided by operating activities	241,255	243,055

Cash Flows From Investing Activities
Property, plant and equipment additions	(30,636)	(23,319)
Acquisition of businesses, net of cash acquired	(185,462)	(11,560)
Investment in businesses held separate	530	4,516
Proceeds from sale of assets	-	1,600
Other	(1,163)	(2,475)

Net cash used in investing activities	(216,731)	(31,238)

Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	(4,459)	1,280
Borrowings on long-term line of credit	717,845	419,905
Payments on long-term line of credit	(511,215)	(568,122)
Payments of debt issuance costs	(890)	-
Excess tax benefit related to share-based payment arrangements	6,634	8,347
Common stock issued	30,199	41,664
Common stock repurchased	(195,326)	(67,827)
Cash dividends paid	(66,362)	(61,139)

Net cash provided by (used in) financing activities	(23,574)	(225,892)

Effect of exchange rate changes on cash	2,950	2,711

Net increase (decrease) in cash and cash equivalents	3,900	(11,364)
Cash and cash equivalents
Beginning of year	19,756	31,120

End of period	$23,656	$19,756

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